EXHIBIT 4.2

AMENDING AGREEMENT NO.  1

THIS AGREEMENT made the 6th day of January , 2005.

BETWEEN:

ONCOLYTICS BIOTECH INC.

(“Oncolytics”)

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GEORGE M. GILL, M.D.

(“Gill”)

WHEREAS Oncolytics and Gill entered into a Services Agreement dated the 16th day of October, 2001 (the “Services Agreement”);

AND WHEREAS the parties wish to amend the Services Agreement;

NOW THEREFORE the parties agree as follows:

Section 1 – Amendments

The Services Agreement is hereby amended by replacing Schedule ”B” with the following:

“RETAINER AND EXPENSES

(1)

For the period commencing January 1, 2005 and ending December 31, 2005, Oncolytics shall pay Gill an annual retainer of US$103,000, payable in equal monthly installments of US$8,583.33 on the last day of each month.

(2)	Oncolytics shall reimburse Gill for all reasonable out-of-pocket expenses including travel expenses, incurred by Gill in performing the Services.

COMPENSATION FOR REDUCED SERVICES

If the Services are reduced pursuant to Section 10(2), the compensation payable by Oncolytics to Gill shall be based upon a daily fee of US$1,500, together with reimbursement for reasonable out-of-pocket expenses, including travel expenses, incurred by Gill in performing the Reduced Services. Any expenses to be incurred in excess of US$500 are to be approved in advance by Oncolytics.”

Section 2 - Effective Date

(1)	This Amending Agreement shall be effective from and after January 1, 2005.

(2)           In all other respects the parties confirm that the Services Agreement, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

ONCOLYTICS BIOTECH INC.

Per:      /s/ Doug Ball

Doug Ball
Chief Financial Officer

/s/ Karyn C. Gill	/s/ George M. Gill
WITNESS	GEORGE M. GILL, M.D

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